[GROUP A EXECUTIVES]










     Re:  RETENTION PROGRAM

Dear [Executive]:

     TheStreet.com, Inc. (the "COMPANY") has approved a Retention Program (the "PROGRAM") for its executives and other key employees in connection with a possible "Change of Control" (as defined below). You have been selected to participate in the Program as an employee whose continued performance and contributions to the Company are critical to the ongoing effective management of the Company's business and the potential success of a Change of Control.

     This letter agreement is in addition to, and not in substitution for, any other agreements between you and the Company or any of its subsidiaries and any other pay or benefits which you are eligible to earn PROVIDED, HOWEVER, that after the occurrence of a Change of Control, the rights set forth in Section II of this Agreement supersede your right to receive severance payments pursuant to Section __ of the employment agreement, dated _____________, between you and the Company (the "Employment Agreement").

     The details of the Program are set forth below.

I.   RETENTION PAYMENT

     Subject to the terms and conditions described below, should there be a Change of Control of the Company, you will be eligible to receive a payment equal to one hundred percent (100%) of your 2004 base salary (the "RETENTION PAYMENT").

     The Retention Payment is subject to all applicable tax withholding requirements, as determined by the Company.

     The Retention Payment will be paid in a lump sum in cash on the date which is thirty (30) days after the occurrence of a Change of Control (the "RETENTION PAYMENT DATE") or such later date as is required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code").

II.  TERMINATION PAYMENTS

     Subject to the terms and conditions described below, in the event your employment should be terminated by the Company or its successor without "Cause"

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(as defined below) or by you for "Good Reason" (as defined below) within eighteen (18) months following a Change of Control, you will receive the following payments (collectively, the "Termination Payments"):

     (i)   a termination payment equal to 100% of your 2004 base salary;

     (ii) a supplemental termination payment in the amount of 5% of the termination payment in paragraph (i) above; and

     (iii) continuation of group life, disability, sickness, hospitalization and accident insurance benefits equivalent to the coverages in effect immediately prior to your termination for a twelve (12) month period following the date of your termination.

     The foregoing payments are subject to all applicable tax withholding requirements, as determined by the Company or its successor.

     The payments in paragraphs (i) and (ii) above will be payable in a lump sum in cash within 30 days of your termination or such later date as is required by Code Section 409A(a)(2)(B)(i).

     You shall have no duty to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

III. TERMS AND CONDITIONS

     In order to receive the Retention Payment or the Termination Payments, as the case may be, you must fully comply with each of the following terms and conditions:

     1. In order to receive the Retention Payment, you must continue your active employment with the Company until the 30th day following the occurrence of the Change of Control. In the event of the termination of your employment by the Company without Cause or by you for Good Reason prior to the 30th day following the occurrence of the Change of Control, you shall be entitled to receive the Retention Payment as if your employment had continued until such date.

     If you die, retire or elect to terminate your employment for any reason other than Good Reason, or if the Company terminates your employment for Cause, in any such case prior to the 30th day following the occurrence of the Change of Control, you will not receive a Retention Payment.

     2. In order to receive the Termination Payments, you must execute and deliver to the Company a release substantially in the form attached hereto as Exhibit A (the "Release") and the seven (7) day revocation period described in the Release must have expired without revocation of such Release.

     3. You will assist the Company in all of its efforts to complete a possible Change of Control. In performing these functions you will maintain confidentiality about a possible Change of Control (except to the extent you are requested by the Company's management to communicate with a potential

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purchaser), and represent the Company's interests in completing a possible
Change of Control.

     4. Except to the extent publicly disclosed by the Company or as required by law or legal process, you will keep confidential the existence and terms of your agreement under the Program and will not discuss it with anyone other than your financial advisor, your attorney, members of your immediate family, and the General Counsel and Chief Financial Officer of the Company.

IV.  DEFINITIONS

     1.   For purposes of this Program, "Cause" means:

          (a) your willful misconduct or gross negligence in the performance of your obligations to the Company or one of its subsidiaries,

          (b) dishonesty or misappropriation relating to the Company or one of its subsidiaries or any funds, properties, or other assets of the Company or any such subsidiary,

          (c) inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a disability or illness),

          (d) any unauthorized disclosure by you of confidential or proprietary information of the Company or one of its subsidiaries which is reasonably likely to result in material harm to the Company or such subsidiary,

          (e) a conviction of you (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws, or

          (f) your failure to perform faithfully your duties to the Company or one of its subsidiaries following written notice and a reasonable opportunity to cure.

     2.   For purposes of this Program, "Good Reason" means:

          (a)  a reduction in your base salary,

          (b) a significant reduction of your functions, duties or responsibilities relative to your functions, duties or responsibilities in effect immediately prior to such reduction, or

          (c) your relocation by the Company or a successor thereto to a location more than fifty (50) miles from the Company's current headquarters.

     3. For purposes of this Agreement, a Change of Control shall be deemed to have occurred in the event any of the following occurs (in each case interpreted in a manner consistent with the requirements of Code Section 409A):

          (a) the acquisition by any one person or more than one person acting as a group (as defined in Q&A 12(b) of IRS Notice 2005-1) (other than the

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Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company if such person or group was not an owner of at least five percent of the total fair market value or total voting power of the stock of the Company immediately prior to the Company's initial public offering;

          (b) a majority of the members of the Company's Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors prior to the date of the appointment or election;

          (c) any one person or more than one person acting as a group (as defined in Q&A 14(c) of IRS Notice 2005-1) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, other than an acquisition of assets of the Company by (i) a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to the Company's stock, (ii) an entity fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent or more of the total value or voting power of all the outstanding stock of the Company, or (iv) an entity at least fifty percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

V.   ADMINISTRATION

     Prior to a Change of Control, the Retention Payment Program shall be administered by the Compensation Committee of the Company's Board of Directors.

VI.  ARBITRATION

     Any dispute or controversy arising under, related to or in connection with this Agreement shall be settled exclusively by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's award shall be final and binding on all parties to this Agreement. Judgment may be entered on an arbitrator's award in any court having competent jurisdiction.

VII. ASSIGNMENT

     This Agreement is personal to you and may not be assigned by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives.

     This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or

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otherwise, to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

VIII.GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflict of laws.

IX.  PARACHUTE PAYMENT LIMITATION

     Anything in this Agreement to the contrary notwithstanding, in the event that:


          (a) the aggregate payments or benefits to be made or distributed by the Company or its subsidiaries to or for the benefit of you (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) which are deemed to be parachute payments as defined in Code
Section 280G or any successor thereto (the "Change of Control Benefits") would be deemed to include an "excess parachute payment" under Code Section 280G; and

          (b) if such Change of Control Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times your "base amount," as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by you thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits and the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Change of Control Benefits shall be determined by you.

X.   TERMINATION OF PROGRAM

     This Agreement and the Retention Payment Program shall automatically terminate on December 31, 2005 if a Change of Control has not occurred on or before that date, unless the Company extends such termination date.

     Please indicate your acceptance of this Agreement by signing on the appropriate space below.

                                         Very truly yours,



                                         By:
                                            -----------------------------------

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AGREEMENT BY EXECUTIVE:

     I have read, understand, and agree to participate in and comply with the Retention Payment Program described above. Without limiting the foregoing, I agree to the modification of Section __ of the Employment Agreement as described above, notwithstanding anything in the Employment Agreement to the contrary. This Agreement constitutes the full and complete understanding between me and TheStreet.com, Inc. regarding the Retention Payment Program and may be amended only in writing signed by both parties.



-------------------------------       Date:
Signature of Executive                      -----------------------------------